Exhibit 4.9

OPTICHRON, INC.

2011 RESTRICTED STOCK UNIT PLAN

NOTICE OF RESTRICTED STOCK AWARD

Optichron, Inc. (“Optichron” or the “Company”) has granted you (the “Participant”) an award for the number of Restricted Stock Units (“RSUs”) (as defined in Section 2.24 of the Company’s 2011 Restricted Stock Unit Plan (the “Plan”)) to obtain shares of the Company’s common stock (the “Common Stock”) as set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth herein and in the Plan and the Restricted Stock Unit Agreement, both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Restricted Stock Unit Agreement. Except as explicitly provided herein, in the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control.

The RSUs shall be assumed by NetLogic Microsystems, Inc., a Delaware corporation (“NetLogic”) as a result of the merger (the “Merger”) between the Company and NetLogic pursuant to the terms of an Agreement and Plan of Merger, dated March 20, 2011 (the “Merger Agreement”), by and among the Company, NetLogic and certain other parties. In the event that the Merger does not occur, this Award shall become null and void.

Name of Participant:
Grant Date:
Number of RSUs (at 100% of Attainment):
Vesting Commencement Date:
Term:	10 years
Grant Number:

Vesting Schedule:	No portion of the shares of Common Stock that the Participant is entitled to receive will be issued until such portion has vested. Except as otherwise provided in this Notice of Restricted Stock Unit Award, the Restricted Stock Unit Agreement or under the Plan, the RSUs shall vest with respect to [ ], provided in each case that the Participant is then, and since the Grant Date has remained, in Continuous Employment (as defined in the Plan).

[For Batruni/Ramachandaran/Ryan: In addition, the vesting of the RSUs are subject to the terms of that certain Separation Agreement between NetLogic and Participant to be entered into at or prior to the closing of the Merger.]

Issuance Schedule:	The shares of Common Stock to be issued in respect of the Award will be issued in accordance with the issuance schedule set forth in Section 2 of the Restricted Stock Unit Agreement.

Additional Terms/Acknowledgements:

By accepting this grant Participant is agreeing that Participant and Participant’s Spouse or domestic partner are bound by all of the terms of this Notice of Restricted Stock Unit Award, the Restricted Stock Unit Agreement and the Plan, and Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with this Agreement and the Plan, (b) accepts the grant subject to all of the terms and conditions of this Agreement, and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Plan Administrator upon any questions arising under this Agreement or the Plan.

In addition, by accepting this grant, Participant hereby agrees to the repurchase of Participant’s unvested shares of Optichron common stock issued upon the exercise of unvested stock options (the “Restricted Shares”) by the Company for the original purchase price paid for such Restricted Shares, as required by the terms of the Merger Agreement, effective as of the closing of the Merger.

OPTICHRON, INC.	PARTICIPANT:

By:
Signature	Signature

Title:	Date:

Date:

ATTACHMENTS:         Restricted Stock Unit Agreement, 2011 Restricted Stock Unit Plan

OPTICHRON, INC.

2011 RETENTION RSU PLAN

RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the Notice of Restricted Stock Unit Award (the “Notice”) and this Restricted Stock Unit Agreement, Optichron, Inc. (the “Company”) has awarded to you (“you” or the “Participant”) a Restricted Stock Unit Award (the “Award”) under its 2011 Restricted Stock Unit Plan (the “Plan”). The Award is granted to you effective as of the Grant Date set forth in the Notice for this Award. This Restricted Stock Unit Agreement shall be deemed to be agreed to by the Company and you upon the signing by you of the Notice to which it is attached. Capitalized terms not explicitly defined in this Restricted Stock Unit Agreement shall have the same meanings given to them in the Plan or the Notice, as applicable. Except as otherwise explicitly provided herein, in the event of any conflict between the terms in this Restricted Stock Unit Agreement and the Plan, the terms of the Plan shall control. The details of your Award, in addition to those set forth in the Notice and the Plan, are as follows.

1. Vesting

No portion of the shares of Common Stock that the Participant is entitled to receive will be issued until such portion has vested. The RSUs shall vest as provided in the Notice, provided in each case that the Participant is then, and since the Grant Date has remained, in Continuous Employment (as defined in the Plan).

2. Issuance of Common Stock

(a) Each vested RSU entitles the Participant to receive one share of Common Stock.

(b) The Company will deliver to, or direct its transfer agent to register in the name of the Participant a number of shares of Common Stock equal to the number of vested RSUs subject to the Award, including any additional RSUs received pursuant to Section 5 below that relate to those vested RSUs on the applicable vesting date(s), subject to satisfactory determination by the Company of compliance with all requirements under applicable laws or regulations in connection with such issuance of shares of Common Stock and with the requirements of this Agreement and the Plan, and subject to the provisions of Section 7 of this Agreement. Delivery of the shares pursuant to the provisions of this Section 2(b) is intended to comply with the requirements for the short-term deferral exemption available under Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such manner. The form of such delivery of the shares (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(c) Until such time as shares of Common Stock have been issued to the Participant pursuant to Section 2(b) above, the Participant shall not have any rights as a holder of shares of Common Stock underlying the RSUs, including, but not limited to, voting rights, rights to receive dividends and other distributions with respect to Common Stock, and stockholder inspection rights.

3. Termination of Continuous Employment

The Participant’s right in any RSUs that are not vested as of the date on which the Participant’s Continuous Employment has ceased shall automatically terminate on such date, and such RSUs shall be canceled as provided under the Plan and shall be of no further force and effect. In the event of termination of Continuous Employment, the Company, as soon as practicable following the effective date of termination, shall issue shares of Common Stock to the Participant (or the Participant’s designated beneficiary or estate executor in the event of Participant’s death) with respect to any RSUs which, as of the effective date of termination of Continuous Employment, have vested but for which shares of Common Stock had not yet been issued to the Participant.

4. Adjustments

If, from time to time during the term of this Agreement and to the extent provided under Section 7.1 of the Plan: (i) there is any stock dividend, distribution or dividend of cash or property, stock split, reverse stock split, or other change in the character or amount of any of the outstanding securities of the Company; or (ii) there is any consolidation, merger or sale of all, or substantially all, of the assets of the Company; then in such event, any and all new, substituted or additional securities, cash or other property that Participant receives or to which the Participant is entitled by reason of the Participant’s ownership of the RSUs shall be immediately subject to the provisions of Section 1 and be deemed subject to the RSUs for all purposes with the same force and effect as the shares of Common Stock presently subject to this Agreement.

Subject to the terms of any other written agreement between the Participant and the Company related to the Participant’s employment by or other association with the Company and in accordance with Sections 7.1, 7.2, 7.3 and 7.4 of the Plan, the Committee may, if it so determines in the exercise of its sole discretion, also make provision for proportionately adjusting the number or class of securities covered by the RSUs, as well as the price to be paid therefor, in the event that the Company effects one or more Acquisitions, corporate separations, reorganizations, liquidations or other increases or reductions of shares of its outstanding Common Stock.

5. Incorporation of General Terms and Conditions

Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified in this Agreement.

6. Transferability

This Agreement is personal to the Participant, is non-assignable, and is not transferable in any manner, by operation of law, or otherwise, other than by will or the laws of descent and distribution. This Award is available, during the Participant’s lifetime, only to the Participant, and thereafter, only to the Participant’s designated beneficiary.

7. Tax Withholding

The Participant shall not later than the date as of which the Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Company for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Participant may elect to have the minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Common Stock to be issued, or (ii) authorizing the Company to deduct cash payments from the Participant’s regularly scheduled payroll distributions that would satisfy the minimum required tax withholding amount due.

8. Tax Consequences

The Company makes no representation or warranty as to the tax treatment to the Participant of the Participant’s receipt of the Award or vesting of RSUs or upon Participant’s sale or other disposition of the Common Stock issued pursuant to the RSUs. The Participant should rely on his or her own tax advisors for all such advice.

9. Miscellaneous

(a) Notice under this Agreement shall be given to the Company at its principal place of business, and shall be given to the Participant at the address set forth below, or in either case at such other address as one party may subsequently furnish to the other party in writing.

(b) This Agreement does not confer upon the Participant any rights with respect to continuation of employment by the Company or any of its subsidiaries.

(c) The Committee may amend the terms of this Agreement, prospectively or retroactively, provided that the Agreement as amended is consistent with the terms of the Plan, but no such amendment shall impair the Participant’s rights under this Agreement without the Participant’s consent.

(d) This Agreement shall be construed and enforced in accordance with the laws of California, without regard to the conflicts of laws principles thereof.

(e) This Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian or other legal representative of the Participant.

(f) This Agreement may be executed in counterparts. This Agreement and the Plan together constitute the entire agreement between the parties relative to the subject matter of this Agreement, and supersede all communications, whether written or oral, relating to the subject matter of this Agreement.

THIS AGREEMENT is binding upon the parties and entered into effective as of the date set forth in this Agreement.

CONSENT OF SPOUSE/DOMESTIC PARTNER

I, the Participant, hereby agree that my spouse’s/domestic partner’s interest in the shares of Common Stock subject to this Agreement shall be irrevocably bound by this Agreement’s terms. I further agree that all community property interests of mine and my spouse’s or domestic partner’s in such shares, if any, shall similarly be bound by this Agreement and that such consent is binding upon our executors, administrators, heirs and assigns. I represent and warrant to the Company that I have the authority to bind my spouse/domestic partner with respect to the RSUs. I agree to execute and deliver such documents as may be necessary to carry out the intent of this Agreement and this consent.

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